Settlement Agreement

Whereas Plaintiffs Whalehaven Capital Fund, Ltd. (“Whalehaven”) and Alpha Capital Anstalt (“Alpha Capital,” together with Whalehaven, the “Plaintiffs”) commenced suit (the “Lawsuit”) against Defendants Radient Pharmaceuticals Corporation (“RPC”) and John Does 1-10 in the United States District Court for the Southern District of New York, Case No. 10 CV 9490 (RJS); and

Whereas the parties desire to settle the Lawsuit upon the terms and conditions hereafter set forth and issue the securities issuable hereunder as part of such settlement;

Now, therefore, in consideration of the mutual undertakings herein set forth, the parties agree as follows:

1. (a) On the Effective Date (as hereafter defined) RPC shall deliver to Plaintiffs 3.4 million shares of freely trading shares of RPC common stock approved for listing by the NYSE Amex (“Amex”). The shares shall be delivered via DWAC in accordance with the DWAC instructions to be provided by Whalehaven and Alpha Capital. RPC shall deliver 43.4 percent of those shares to Whalehaven and 56.6 percent of those shares to Alpha Capital.

(b) In the event that Amex, pursuant to the request made by RPC by email dated May 5, 2011 or otherwise, indicates that RPC may issue more than the 3.4 million shares referred to in paragraph 1(a) without further shareholder approval, RPC shall issue such number of additional shares permissible pursuant to such Amex indication (it being understood that RPC shall issue that number of additional shares equal to or greater than 18.4 million if no additional shareholder approval is required) that will be freely trading fully paid and non assessable shares, approved for listing on Amex, to Whalehaven and Alpha Capital in the same percentages as set forth in paragraph 1(a). RPC shall deliver such shares on the Effective Date if it theretofore receives such Amex indication, and, if such indication is received after the Effective Date, immediately upon receipt of such indication.

2.  (a) On the Effective Date, the parties shall determine the volume weighted average price (the “VWAP”), as reported by Bloomberg, for RPC common stock for the three days at which RPC stock closed at the lowest closing prices in the prior ten trading days (the “Paragraph 2(a) VWAP”). The parties shall multiply the number of shares delivered on the Effective Date pursuant to paragraph 1 by the Paragraph 2(a) VWAP and subtract that amount from $10,912,055 (ten million nine hundred and twelve thousand fifty five dollars). The resulting number shall be the “Amount Owed.” On the Effective Date, RPC shall execute two Promissory Notes (the “Promissory Notes”), annexed hereto, one in favor of Whalehaven in the principal amount of 43.4 percent of the Amount Owed and one in favor of Alpha Capital in the principal amount of 56.6 percent of the Amount Owed. The Promissory Notes shall mature four months after the Effective Date (the “Maturity Date”) and bear interest at the rate of 8% per annum.

(b) In the event RPC is obligated to deliver shares pursuant to paragraph 1(b) after the Effective Date, such shares shall be valued by the volume weighted average price, as reported by Bloomberg, for RPC common stock for the three days at which RPC stock closed at the lowest closing prices in the ten trading days prior to delivery of the shares (the “Paragraph 2(b) VWAP”). The value of such shares shall be deducted from the Amount Owed plus interest as of the date such shares are delivered.

(c) Prior to the Maturity Date, RPC may prepay the Promissory Notes, in whole or in part, at any time and from time to time, in its sole discretion in cash or by delivering to Whalehaven and Alpha Capital freely trading shares of RPC common stock which have been approved for listing by Amex, provided, however, that RPC may not deliver collectively to Whalehaven and Alpha Capital, pursuant to this Section 2(c), more than one million dollars worth of shares, valued in accordance with the next sentence, in any four week period commencing with the Effective Date. The shares delivered shall be valued at the VWAP for such shares, as reported by Bloomberg, based upon the lowest three closing prices in the ten trading days prior to the Delivery Notice (as hereafter defined). The value of the shares so delivered shall first be applied to accrued but unpaid interest and thereafter to outstanding principal. To the extent any interest or principal remains outstanding on the Maturity Date, or upon sooner acceleration of the Promissory Notes, Plaintiffs shall be entitled to entry of judgment in that amount. RPC shall notify (the “Delivery Notice”) Plaintiffs of RPC’s intention to issue shares pursuant to this Paragraph 2(c) one trading day prior to the delivery of such shares.

3.  (a) If during the period commencing on the Effective Date and ending sixty (60) trading days after the Maturity Date (“the Trading Period”), the VWAP for RPC shares, as reported by Bloomberg, for any fifteen trading days (consecutive or non-consecutive) in that period (the “Paragraph 3 VWAP”) shall be less than either ninety percent of the Paragraph 2(a) VWAP or less than ninety percent of the Paragraph 2(b) VWAP, then RPC, upon request of Whalehaven or Alpha Capital (the “Paragraph 3 Date”) at any time during or after the Trading Period, shall deliver, as applicable, additional shares to Whalehaven and Alpha Capital as follows: I) if the Paragraph 3 VWAP is less than ninety percent of the Paragraph 2(a) VWAP, RPC shall multiply the number of shares delivered pursuant to paragraph 1 on the Effective Date times the Paragraph 2(a) VWAP and separately by the Paragraph 3 VWAP and shall calculate the difference between those two resulting numbers; ii) if the paragraph 3 VWAP is less than ninety percent of the paragraph 2(b) VWAP, RPC shall multiply the number of shares delivered pursuant to paragraph 1(b) after the Effective Date times the Paragraph 2(b) VWAP and separately by the Paragraph 3 VWAP and calculate the difference between those two resulting numbers; iii) RPC shall add together the numbers resulting from any calculations pursuant to I) and ii); iv) RPC shall divide the number resulting from any calculation pursuant to iii) by the Paragraph 3 VWAP and deliver that number of additional shares to Whalehaven and Alpha Capital in the same percentages as set forth in paragraph 2(a) (the “Paragraph 3 Shares”). Whalehaven and Alpha Capital each may request delivery of additional shares hereunder only once. Shares delivered pursuant to this paragraph 3(a) shall not be considered payments under the Promissory Notes.

(b) In the event that the net proceeds of Whalehaven’s and/or Alpha Capital’s sales of the Paragraph 3 Shares exceeds $5,209,415 in the case of Whalehaven or $6,793,845 in the case of Alpha Capital, then Whalehaven and/or Alpha Capital, respectively, shall return shares representing any such additional proceeds to RPC.

4.  The parties shall apply immediately to the District Court to approve, pursuant to the provisions of Section 3(a)(10) of the Securities Act of 1933, the shares which will or may  be issued hereunder so that Plaintiffs may sell such shares upon receipt without registration. The parties agree to cooperate with each other in obtaining such approval.

5.  This Settlement Agreement shall become effective upon the approval by the District Court of the share issuances referred to in Paragraphs 1, 2 and 3 pursuant to Section 3(a)(10) (the “Effective Date”). Notwithstanding the foregoing sentence, if this Settlement Agreement does not become effective on or prior to May 23, 2011, then Plaintiffs, at their sole discretion, may from time to time extend the Effective Date or may declare this Settlement Agreement null and void.

6.  On the Effective Date, upon delivery of the shares issuable pursuant to Paragraph 1 on the Effective Date and the Promissory Notes issued pursuant to paragraph 2, the parties will execute and file a Stipulation of Discontinuance of the Lawsuit, with prejudice. Plaintiffs and RPC agree, subject to Court approval, to stay the continuance of discovery in the Lawsuit, in order to avoid unnecessary legal expenses pending the effectiveness of this Settlement Agreement. The Court shall retain jurisdiction to enforce the terms of this Settlement Agreement and the Promissory Notes and to determine any claims hereunder or under the Promissory Notes. RPC agrees to submit to the personal jurisdiction of the United States District Court for the Southern District of New York for purposes of enforcing this Settlement Agreement and determining any claims hereunder or the Promissory Notes. In the event of any lawsuit hereunder, the prevailing party shall be entitled to recover its reasonable costs and expenses, including reasonable legal fees.

7.  Upon signing of this Settlement Agreement, RPC shall pay to Plaintiffs the sum of $75,000 (seventy five thousand dollars).

8.  RPC shall disclose the terms of this Settlement Agreement on a Current Report on Form 8-K, or such other form as may be required, within four business days after this Settlement Agreement is fully executed by both Plaintiffs and RPC.

9. Upon receipt of the shares issuable pursuant to Paragraph 1 on the Effective Date and the Promissory Notes pursuant to paragraph 2, Whalehaven and Alpha Capital shall return all of the warrants they each received, to the extent they have not previously been exercised in full, and that are currently outstanding, from RPC pursuant to the Registered Direct Offering that closed in November 2009 and pursuant to the private financings that closed in March and April 2010 (the “Warrants”) to RPC and RPC shall thereafter deem such Warrants null and void.

10.  From the date hereof, Plaintiffs shall not exercise any Warrants and RPC shall not affect the exercise of any Warrants. It being understood that if the Effective Date does not occur on or prior to May 23, 2011, or such other date as extended by Plaintiffs pursuant to paragraph 5 above, Plaintiffs will be entitled to exercise the Warrants after such date.

Dated:	New York, New York
May 9, 2011

Whalehaven Capital Fund, Ltd.

By:
Alpha Capital Anstalt

By:
Radient Pharmaceuticals Corporation

By:

So Ordered:

_________________________
U.S.D.J.